Exhibit 99.1

News Release
20 S. Wacker Drive, Chicago, IL 60606-7499 www.cme.com

FOR IMMEDIATE RELEASE	Media Contacts Anita Liskey, 312.466.4613 William Parke, 312.930.3467 news@cme.com Investor Contact John Peschier,312.930.8491 CME-E

Chicago Mercantile Exchange Holdings Inc. Reports Record Results for 2006

•	Record volumes across all product lines drive record 2006 revenues and earnings
•	Strong fourth-quarter volumes and revenues drive 35 percent increase in net income to $103 million
•	Fourth-quarter FX volume rises 36 percent to average a record 508,000 contracts per day
•	Fourth-quarter processing services revenues increase 79 percent to $28 million

CHICAGO, Jan. 30, 2007 – Chicago Mercantile Exchange Holdings Inc. (NYSE, NASDAQ: CME) today reported a 26 percent increase in total revenues to $281 million and a 35 percent increase in net income to $103 million for fourth-quarter 2006 compared with fourth-quarter 2005. Income before income taxes was up 36 percent to $171 million. Diluted earnings per share rose 33 percent to $2.91 from $2.18.

The company also reported record total revenues and earnings for 2006. Total revenues climbed 22 percent to $1.1 billion for the year, compared with $890 million for 2005. Net income rose 33 percent to $407 million, versus $307 million a year ago. Diluted earnings per share increased 32 percent to $11.60 from $8.81 per diluted share in 2005.

“This past year marked the sixth consecutive year of record performance for CME as we continued to grow our business organically – delivering volume growth of 25 percent or more across all product lines – while expanding into new markets and building new alliances,” said CME Executive Chairman Terry Duffy. “Most important, our proposed merger with the Chicago Board of Trade is expected to close midyear, pending shareholder and regulatory approval. This will enable us to serve customers more efficiently and effectively, and in turn further benefit our shareholders, as we position CME more strategically to better compete in the dynamic global marketplace.”

“Successful execution of our growth strategy enabled CME to achieve record revenues and earnings in 2006, with overall volume surging 28 percent to more than 1.3 billion contracts and electronic trading expanding to 75 percent of total volume in the fourth quarter,” said CME Chief Executive Officer Craig Donohue. “Our strong results reflect continued record annual volumes in foreign exchange and interest rate products and greater than expected NYMEX volume on CME Globex, which more than doubled from average daily volume of 175,000 contracts in the third quarter to average daily volume of 370,000 contracts in the fourth quarter.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS products, for which CME receives significantly lower clearing fees than other CME products, CME Auction Markets products and Swapstream products.

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Fourth-Quarter Results

For the fourth quarter of 2006, clearing and transaction fees rose 25 percent to $220 million from $176 million, reflecting a 29 percent increase in average daily volume to 5.3 million contracts for the quarter. The fourth-quarter growth was led by a 36 percent increase in foreign exchange product volume, to a record 508,000 contracts per day. In addition, CME interest rate volume increased 35 percent compared with the same quarter a year ago, averaging 3.0 million contracts per day; CME E-mini products grew 19 percent, averaging 1.6 million contracts per day; and CME commodity products increased by 27 percent with average daily volume of 72,000 contracts.

Processing services, which includes support for the Chicago Board of Trade, NYMEX and OneChicago, generated $28 million in the fourth quarter. This represents a 79 percent increase from $16 million for the same period in 2005. Quotation data fees were $20 million, versus $17 million in fourth-quarter 2005.

Total operating expenses were $123 million for the fourth quarter of 2006. This represents a 15 percent increase from $107 million for the same period in 2005, driven by compensation, professional fees and marketing-related costs. Capital expenditures, including capitalized software development costs, were $29 million for fourth-quarter 2006, compared with $25 million for the final quarter of 2005.

Fourth-quarter income before income taxes was $171 million, an increase of 36 percent from $126 million for the year-ago period. The company’s pre-tax margin was 58 percent, compared with 54 percent for the same period last year. Pre-tax margin is defined as income before income taxes expressed as a percentage of total revenues added to total non-operating income and expense.

CME’s working capital increased by more than $73 million during the fourth quarter, to $1.3 billion at December 31, 2006.

Full-Year 2006 Results

Average daily volume was 5.3 million contracts in 2006, up 28 percent from 4.2 million contracts in 2005. Volume on the CME Globex electronic platform increased 31 percent year over year to an average of 3.8 million contracts per day.

For 2006, revenue from clearing and transaction fees grew 24 percent to $866 million from $696 million a year ago, benefiting from higher trading volume. Processing services increased 31 percent to $90 million from $69 million a year ago.

Total operating expenses were $469 million for 2006, up 14 percent from $412 million for 2005. In 2007, the company expects operating expenses on a stand-alone basis to total $530 to $540 million, which includes a full-year of expenditures related to Swapstream, a European based market-leading multilateral electronic trading platform for interest rate swaps, CBOT merger planning, and costs associated with FXMarketSpace to support the service level agreements in place.

Capital expenditures and capitalized software development costs were $87 million for 2006, primarily due to continued investments in capacity related to volume growth and functionality. In 2007, the company expects capital expenditures to total between $110 and $115 million, on a stand-alone basis, net of leasehold allowances.

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Income before income taxes was $672 million for 2006, compared with $508 million for 2005. The pre-tax margin was 59 percent, compared with 55 percent for the year-earlier period.

For the year 2006, the company paid dividends of $2.52 per common share, totaling $88 million.

During 2006, CME’s working capital grew by $321 million.

CME will hold a conference call to discuss year-end and fourth-quarter results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available for up to two months after the call.

Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the S&P 500® Index on August 10, 2006, and the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest and most diverse financial exchange in the world. As an international marketplace, CME brings together buyers and sellers on its CME Globex electronic trading platform and on its trading floors. CME offers futures and options on futures primarily in interest rates, equities, foreign exchange and commodities.

The Globe Logo, Chicago Mercantile Exchange®, CME®, E-mini®, Globex®, Swapstream® and CME Auction Markets™ are trademarks of CME. Other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: our ability to obtain the required approvals for our proposed merger with CBOT Holdings, Inc. and our ability to realize the benefits and control the costs of the proposed transaction; increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to realize the benefits of our transaction processing services provided to third parties; our ability to maintain existing customers and attract new ones; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risk of our clearing firms; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions; and seasonality of the derivatives business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$969,504	$610,891
Collateral from securities lending	2,130,156	2,160,893
Marketable securities, including pledged securities	250,718	292,862
Accounts receivable, net of allowance	121,128	84,974
Other current assets	37,566	41,675
Cash performance bonds and security deposits	521,180	592,127

Total current assets	4,030,252	3,783,422
Property, net of accumulated depreciation and amortization	168,755	153,329
Other assets	107,498	32,643

Total Assets	$4,306,505	$3,969,394

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,552	$23,553
Payable under securities lending agreements	2,130,156	2,160,893
Other current liabilities	78,466	53,354
Cash performance bonds and security deposits	521,180	592,127

Total current liabilities	2,755,354	2,829,927
Other liabilities	32,059	20,783

Total liabilities	2,787,413	2,850,710
Shareholders’ equity	1,519,092	1,118,684

Total Liabilities and Shareholders’ Equity	$4,306,505	$3,969,394

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Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues
Clearing and transaction fees	$219,774	$176,457	$866,089	$696,201
Processing services	27,929	15,562	90,148	68,730
Quotation data fees	20,100	17,370	80,836	71,741
Access fees	5,215	4,743	20,154	18,866
Communication fees	2,047	2,140	8,588	8,964
Other	6,251	6,269	24,132	25,264

Total Revenues	281,316	222,541	1,089,947	889,766

Expenses
Compensation and benefits	53,915	45,469	202,966	179,594
Communications	8,096	8,621	31,580	31,098
Technology support services	7,849	7,124	31,226	26,837
Professional fees and outside services	9,064	7,146	34,290	26,850
Depreciation and amortization	19,191	16,799	72,783	64,917
Occupancy	7,412	7,208	29,614	28,529
Licensing and other fee agreements	6,478	5,829	25,733	17,982
Marketing, advertising and public relations	5,147	3,767	16,740	13,278
Other	5,909	5,191	24,160	23,054

Total Expenses	123,061	107,154	469,092	412,139

Operating Income	158,255	115,387	620,855	477,627

Non-Operating Income and Expense
Investment income	17,003	10,252	55,792	31,441
Securities lending interest income	23,589	19,188	94,028	58,725
Securities lending interest expense	(23,294)	(18,666)	(92,103)	(56,778)
Equity in losses of unconsolidated subsidiaries	(4,805)	(419)	(6,915)	(2,636)

Total Non-Operating	12,493	10,355	50,802	30,752

Income Before Income Taxes	170,748	125,742	671,657	508,379

Income tax provision	(68,146)	(49,462)	(264,309)	(201,522)

Net Income	$102,602	$76,280	$407,348	$306,857

Earnings per Common Share:
Basic	$2.95	$2.21	$11.74	$8.94
Diluted	2.91	2.18	11.60	8.81

Weighted Average Number of Common Shares:
Basic	34,812	34,476	34,696	34,315
Diluted	35,199	34,974	35,124	34,839

Note: Beginning in the third quarter of 2006, the following income statement items have been reclassified from revenue to non-operating income and expense in the consolidated statements of income: investment income, securities lending interest income and expense, and equity in losses of unconsolidated subsidiaries. The equity in losses of unconsolidated subsidiaries was previously included as part of other revenues. All other items were included separately in the income statement. The presentation of these items has been changed to more closely conform to the Securities and Exchange Commission’s Article 5 of Regulation S-X.

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	4Q 2005	1Q 2006	2Q 2006	3Q 2006	4Q 2006
Trading Days	63	62	63	63	63
Average Daily Volume (Round Turns, in Thousands)*
	4Q 2005	1Q 2006	2Q 2006	3Q 2006	4Q 2006
Interest rates	2,209	2,918	3,255	3,148	2,990
Equity E-mini	1,336	1,408	1,748	1,564	1,596
Equity standard-size	141	145	173	154	147
Foreign exchange	375	407	471	423	508
Commodities	56	80	81	78	72

Subtotal	4,117	4,958	5,728	5,367	5,313
TRAKRS	595	161	419	117	294

Total	4,712	5,119	6,147	5,484	5,607

Open outcry	1,107	1,467	1,657	1,517	1,293
Electronic (including TRAKRS)	3,556	3,595	4,441	3,917	4,261
Privately negotiated	49	57	49	50	53

Total	4,712	5,119	6,147	5,484	5,607

Transaction Fees (in Thousands)*
	4Q 2005	1Q 2006	2Q 2006	3Q 2006	4Q 2006
Interest rates	$70,840	$89,194	$97,768	$98,306	$95,741
Equity E-mini	59,427	62,183	76,889	70,194	71,111
Equity standard-size	12,823	12,859	15,493	12,947	13,271
Foreign exchange	29,442	31,616	33,212	30,576	34,752
Commodities	3,457	4,737	4,673	4,597	4,257

Subtotal	175,989	200,589	228,035	216,620	219,132
TRAKRS	468	208	384	244	344

Total	$176,457	$200,797	$228,419	$216,864	$219,476

Open outcry	$35,677	$43,406	$50,067	$45,429	$41,710
Electronic (including TRAKRS)	129,088	144,776	166,741	160,295	165,399
Privately negotiated	11,692	12,615	11,611	11,140	12,367

Total	$176,457	$200,797	$228,419	$216,864	$219,476

Average Rate Per Contract (RPC)*
	4Q 2005	1Q 2006	2Q 2006	3Q 2006	4Q 2006
Interest rates	$0.509	$0.493	$0.477	$0.496	$0.508
Equity E-mini	0.706	0.712	0.698	0.712	0.707
Equity standard-size	1.443	1.431	1.421	1.338	1.430
Foreign exchange	1.246	1.253	1.119	1.146	1.085
Commodities	0.975	0.953	0.921	0.939	0.942

Average (excluding TRAKRS)	$0.678	$0.652	$0.632	$0.641	$0.655

TRAKRS	0.012	0.021	0.015	0.033	0.019
Overall average RPC	$0.594	$0.633	$0.590	$0.628	$0.621

Open outcry	$0.512	$0.477	$0.480	$0.475	$0.512
Electronic (including TRAKRS)	0.576	0.650	0.597	0.652	0.616
Electronic (excluding TRAKRS)	0.690	0.679	0.657	0.668	0.660
Privately negotiated	3.759	3.583	3.785	3.545	3.713

Overall average RPC	$0.594	$0.633	$0.590	$0.628	$0.621

*Note: All volume, transaction fee data, and rate per contract information exclude CME Auction Markets products and Swapstream products.

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